Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-134765) pertaining to the 2001 Stock Option Plan and the 2006 Equity Incentive Plan of LoopNet, Inc., and

(2) Registration Statement (Form S-8 No. 333-140288) pertaining to the 2006 Equity Incentive Plan of LoopNet, Inc.;

of our reports dated February 25, 2008, with respect to the consolidated financial statements of LoopNet, Inc. and the effectiveness of internal control over financial reporting of LoopNet, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

Los Angeles, California
February 29, 2008